                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 30, 2001

                              IXL ENTERPRISES, INC.
                 (EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)


      DELAWARE                   000-26167                   58-2234342
     (STATE OF                  (COMMISSION                (IRS EMPLOYER
   INCORPORATION)               FILE NUMBER)             IDENTIFICATION NO.)


                              1600 PEACHTREE STREET
                                ATLANTA, GA 30309
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                                 (404) 279-1000
                         (REGISTRANT'S TELEPHONE NUMBER)


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ITEM 5.  OTHER EVENTS.

         On March 30, 2001, pursuant to an agreement in principle reached March 26, 2001, the Company sold 15,875,000 shares of restricted common stock to unaffiliated third parties and to parties related to the Company through its principal shareholder, including two directors, for total proceeds of approximately $15.9 million before expenses. This stock sale was subject to certain subsequent events, including the effectiveness of the amendment to the credit facility, discussed below.

         On March 30, 2001, the Company executed an amendment to the credit facility which reduced the commitment under the credit facility from $50.0 million to $35.0 million, to expand the borrowing base to include foreign receivables and certain assets of iXL Ventures and to eliminate and amend certain financial covenants. This amendment required the Company to provide $10.0 million of additional collateral in the form of restricted cash and further required the provision of an additional $5.0 million in the form of restricted cash by September 30, 2001. The collateral and the commitment are each subject to further reductions of up to $15.0 million upon the elimination or reduction of outstanding letters of credit. The amended credit facility established certain EBITDA covenants for the second, third, and fourth quarters of 2001. This amendment to the credit facility became effective on April 2, 2001.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits

                                  Exhibit Index

10.1 Amendment and Waiver dated as of March 30, 2001 to Credit Agreement dated as of January 7, 2000, among iXL Enterprises, Inc., the lenders party thereto, and The Chase Manhattan Bank, as administrative agent.

99.1     Press Release regarding March 30, 2001 equity issuance.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                      iXL Enterprises, Inc.



                      By:               /s/ Michael J. Casey
                          ----------------------------------------------------
                          Michael J. Casey
                          Executive Vice President and Chief Financial Officer


Dated:  April 4, 2001


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